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                                                                     Exhibit 4.7

                        INCENTIVE STOCK OPTION AGREEMENT
                        --------------------------------

         INCENTIVE STOCK OPTION AGREEMENT made this ___ day of _________, 19__ between PSYCHEMEDICS CORPORATION, a Delaware corporation (hereinafter called the Corporation), and ______________ (hereinafter called the Employee).

         The Corporation desires, by affording the Employee an opportunity to purchase _______ shares of its Common Stock, $.005 par value (hereinafter called the Common Stock), as hereinafter provided, to carry out the purpose of the Corporation's 1989 Employee Stock Option Plan adopted September 22, 1989, as amended.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree as follows:

         1. GRANT OF OPTION. The Corporation hereby irrevocably grants to the Employee the right and option (hereinafter called the Option) to purchase all or any part of an aggregate of _________ shares of the Common Stock (such number being subject to adjustment as provided in paragraph 7 hereof) on the terms and conditions herein set forth. The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986).

         2. PURCHASE PRICE. The purchase price of the shares of the Common Stock covered by the Option shall be $_____ per share.

         3. TERM OF OPTION. The term of the Option shall be for a period of ten years from the date hereof, subject to earlier termination as provided in paragraphs 5 and 6 hereof. The Option shall become exercisable with respect to 25% of the total number of shares subject to the Option twelve months after the date hereof and with respect to an additional 25% of such total number of shares at the end of each twelve-month period thereafter during the succeeding three years provided however, that the Corporation may, at any time during the period in which the Option is not then exercisable in full, accelerate the exercisability of the Option subject to such terms as the Company deems necessary and appropriate. The purchase price of the shares as to which the Option shall be exercised shall be paid at the time of exercise except as otherwise provided in paragraph 8 hereof. Except

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as provided in paragraphs 5 and 6 hereof, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Corporation or one or more of its subsidiaries, from the date hereof to the date of the exercise of the Option.

         The Corporation may, in its discretion, require as conditions to the right to exercise this Option that (a) a Registration Statement under the Securities Act of 1933, as amended, shall be in effect and current with respect to the shares issuable upon exercise of this Option, or (b) the Employee (and any other person in whose name, as joint tenant with the Employee, are registered the certificate or certificates representing the shares being purchased on exercise hereof) has given to the Corporation prior to the purchase of any shares pursuant hereto, assurances satisfactory to it that such shares are being purchased for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, including without limitation, a written agreement of the Employee (and any other person in whose name, as joint tenant with the Employee, are registered the certificate or certificates representing the shares being purchased on exercise hereof) that the shares will not be transferred unless registered under the Securities Act of 1933, as amended, or unless counsel for the Corporation gives a written opinion that such transfer is permissible under Federal and State law without registration.

         Nothing herein contained shall be deemed to require the Corporation to register, under federal or any state law, this Option or any shares issued hereunder.

         4. NON-TRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Employee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

         5. TERMINATION OF EMPLOYMENT. In the event that the employment of the Employee shall be terminated on account of retirement (at the age 65 or earlier as may be permitted by the Corporation), or in the event that the employment of the Employee shall be terminated on account of permanent and total disability as such term is defined in Section 22 (e)(3) of the Internal

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Revenue Code of 1986 or any successor thereto, the Option may be exercised (to the extent that the Employee shall have been entitled to do so at the termination of his employment) at any time within one year after such termination, but not more than ten years after the date of grant thereof. So long as the Employee shall continue to be an employee of the Corporation or one or more of its subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or of any of its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment at any time.

         6. DEATH OF EMPLOYEE. If the Employee shall die while he shall be employed by the Corporation or one or more of its subsidiaries or within three months after the termination of his employment, the Option may be exercised (to the extent that the Employee shall have been entitled to do so at the date of his death) by a legatee or legatees of the Employee under his last will, or by his personal representatives or distributees, at any time within one year after his death, but not more than ten years after the date hereof.

         7. CHANGES IN CAPITAL STRUCTURE. The number of shares subject to the Option shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock of the Corporation is changed by any stock dividend, stock split or combination of shares, the number of shares then subject to the Option shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Corporation with any other corporation or corporations, there shall be substituted, on an equitable basis as determined by the Board of Directors of the Corporation or the Stock Option Committee (the "Committee") provided for in the Corporation's l989 Employee Stock Option Plan for each share of Common Stock then subject to the Option, the number and kind of shares of Stock or other securities to which the holders of shares of Common Stock of the Corporation will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Corporation, the Corporation shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Option. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted so that the person or persons exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if shares of Common Stock (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such stock dividends, stock splits, combinations of shares,

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mergers, consolidations, reorganizations, or other changes in capitalization;
provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued; and provided further, that in accordance with the provisions of subsection (a) of Section 424 of the Internal Revenue Code a new option may be substituted for the Option granted hereunder or such Option may be assumed by an employer corporation, or a parent or subsidiary of such corporation, in connection with any transaction to which such subsection
(a) is applicable. Upon the dissolution or liquidation of the Corporation other than in connection with a transaction to which such subsection (a) is applicable, the Option granted hereunder shall terminate and become null and void, but the Employee shall have the right immediately prior to such dissolution or liquidation to exercise the Option granted hereunder to the full extent not before exercised.

         8. METHOD OF EXERCISING OPTION. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Corporation at its principal business address attention of the Secretary. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. At that time, this Option Agreement shall be turned in to the Corporation for action by the Corporation to reduce the number of shares to which it applies. Such notice shall be accompanied by payment in cash or by check or by shares of the Common Stock or by a combination of these methods of payment. Payment may also be made by delivery (including delivery by facsimile transmission) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Company to pay for the exercise price. In the event that payment is made in shares of the Common Stock, the per share value of the Common Stock shall be the fair market value of such stock on the date of exercise. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option, (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, the certificate or certificates shall be registered in the name of the Employee and another person jointly, with the right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 6 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

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         9.  GENERAL. The Corporation shall at all times during the term of the
Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue taxes with respect to the issue of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto. The Corporation makes no representation or warranty that this Option or shares issued pursuant hereto qualify under any Federal or State law for any special tax treatment. The terms of this Option Agreement shall be construed to conform with, and shall be governed by the provisions of the Corporation's l989 Employee Stock Option Plan and in the event of any inconsistency between the provisions of this Option Agreement and such Plan the provisions of such Plan shall control.

         10. SUBSIDIARY. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Corporation, as the term is defined in Section 424 of the Internal Revenue Code of 1986.

         IN WITNESS WHEREOF, the Corporation has caused this Incentive Stock Option Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has hereunto set his hand and seal all on the day and year first above written.

                                        PSYCHEMEDICS CORPORATION


                                        By:
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                                        ----------------------------------------
                                        [Employee]


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                                        Address

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